Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 29, 2020 relating to the consolidated balance sheet of Otis Gallery, LLC as of December 31, 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

May 14, 2020

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com